Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of MidWestOne Financial Group, Inc. (formerly known as ISB Financial Corp.) of our report dated March 19, 2007, relating to our audits of the consolidated financial statements of ISB Financial Corp. and Subsidiaries, which appear in the Company’s prospectus, dated January 22, 2008, constituting part of the Company’s Amendment No. 2 to Registration Statement on Form S-4.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa
March 25, 2008

McGladrey & Pullen, LLP is a member firm of RSM International – an affiliation of separate and independent legal entities.